SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

Check the appropriate box:
☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only
☒ Definitive Information Statement

SUNGAME CORP.
A Delaware Corporation
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1	Title of each class of securities to which transaction applies:	Common Shares
2	Aggregate number of securities to which transaction applies:	10,000,000 1
3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):	$0.06 1
4	Proposed maximum aggregate value of transaction:	$600,000.00 1
	Transaction fee	0.15%	$900.00
5	Total fee paid		$900.00

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:	$0.00
2)	Form, Schedule or Registration Statement No.:	N/A
3)	Filing Party:	N/A
4)	Date Filed:	N/A

1 Shares and fee are calculated on a pre-split basis. Mathematically, the reverse split decreasing the number of shares should mathematically increase the price of the common shares by the same multiple, thus having the same net capital effect.

ITEMS VOTED UPON
● We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy
● This is an executive summary for convenience purposes only.  Full descriptions and explanations are more fully detailed herein.

Item	Notes
Merger with Freevi Corp.
The Company, Sungame Corp., has decided it is in the best interests of the Company to merge with Freevi as the business models are synergistically compatible , the resources for development are virtually identical, and the potential upside for Sungame and its holders demonstrably in favor of the merger.

Reverse Split	The conditions of the merger dictate that price parity of the shares must be met for a suitable share exchange, which necessitates a 40:1 reverse split.
Director Appointment	Former Director Michael Segal has resigned, and Sungame desires to replace his position as quickly as possible given the merger.
Increase Authorized Shares	Increase the number of authorized shares to 300,000,000 to facilitate the merger and subsequent fundraising activities.
Amendments to Articles of Incorporation
The articles of Incorporation will be amended, pursuant to the terms and conditions of the merger, to reflect the new share structure, both pre-merger reverse split and post-merger share structure, as well as a name change to Freevi Corp. (the name change will be done upon consummation of the merger)

Item 1. Information required by Items of Schedule 14A .

Item A. Date, time and place information.
a.	The Parties compromising the majority vote herein voted on 2 December 2010, in favor of the merger, reverse split of the common shares, and the election of the Board of Director.
b.
 No proxies are being solicited because a majority of holders, sufficient to vote affirmatively for the measures and have an overall majority, have already voted affirmatively for the actions, herein described.

Item B. Revocability of proxy.
The proxies, already voted affirmatively for the measures of the merger, reverse split, and director appointment, are irrevocable.

Item C. Dissenters' right of appraisal.
Pursuant to Delaware General Corporations Law, §262, b) 1) i), any party seeking appraisal, or dissenters, shall have no rights for a corporation listed on a national exchange.

Item D. Persons Making the Solicitation
a.	No proxies were solicited before furnishing this Proxy Statement.

Item E. Interest of Certain Persons in Matters to Be Acted Upon
a.	No Proxies were solicited before furnishing this Proxy Statement.
1.	The actual vote was held by the majority of holders of Sungame. The holders are:
i.
Guy Robert – Guy Robert is currently Chair of the Board of Directors and CEO of Sungame. Mr. Robert plans to continue being an executive officer of the post-merger company and plans to continue being compensated for his services.  Mr. Robert is currently employed full time at Sungame as CEO and has not been convicted in any criminal proceeding, excluding traffic violations and similar misdemeanors, if any, within the past 10 years.  Mr. Robert is currently the holder of 4,100,000 shares, which compromises 41% of the total issued and outstanding shares.  Mr. Robert is currently engaged in the development of Freevi technologies, in addition to his duties as CEO of Sungame.  Mr. Robert is not considered independent of this transaction, which is why MR. RAJ PONNIAH is being nominated and elected as an additional Director.

ii.
Ranulf Goss – Ranulf Goss is currently a Director of Sungames and a majority holder of Sungame.  Mr. Goss also plans to remain as a Director of Sungame post-merger. Mr. Goss is currently employed full time at Sungame as CEO and has not been convicted in any criminal proceeding, excluding traffic violations and similar misdemeanors, if any,  within the past 10 years.  Mr. Goss is currently the holder of 1,373,000  shares, which compromises13.73% of the total issued and outstanding shares.

iii.
MR. RAJ PONNIAH –is being nominated and elected to fill out the remainder of the resigned Director, Mr. Michael Segal. Mr. MR. RAJ PONNIAH’s CV is attached hereto. Mr. Raj Ponniah is also an affiliate of Freevi Corp.

Item F. Voting Securities and Principal Holders Thereof

Holder	Amount of Shares	Percent of Class
Guy Robert2	4,100,000	41%
Ranulf Goss	1,373,000	13.73%
Total	5,473,000	54.73%
No cumulative voting is authorized or sued.

Item G. Directors and Executive Officers

Total Majority and Insider holders
As of March 2010

Number of Shares of common stock Beneficially Owned(2)	Percentage of common stock Outstanding(3)
Guy M. Robert(4)	4,100,000	41.00%
Adversor, Inc.(4)	4,000,000	40.00%
Michael Segal	100,500	1%
Ranulf Jose Goss	1,373,000	13.73%
Sudhir Shah	1,000,000	10.00%
Diamond Star Exports Ltd.(5)	2,500,000	25.00%
Mindzeye Consulting Pte. Ltd.	100,000	1.00%
Jeffrey Friedland(6)	535,000	5.35%
Officers and Directors as a group (3 people)	5,473,500	54.47%

(1)	Unless otherwise stated above, the address of beneficial owner is c/o SunGame Corporation, 501 Silverside Road, Suite 105, Wilmington, DE 19809.
(2)
Beneficial ownership of each person is shown as calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, which includes all securities that the person, directly, or indirectly through an contract, arrangement, understanding, relationship or otherwise has or shares voting power which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose, or direct the disposition of such security.

(3)	Based on 10,000,000 shares of common stock outstanding as of March 1, 2010.
(4)	Mr. Robert owns his shares indirectly through Adversor, Inc., as president thereof.
(5)	Mr. Shah holds the voting and dispositive powers for Diamond Star Exports, Ltd.
(6)
Mr. Freidland holds the voting power and dispositive powers over 535,000 shares of our common stock through the following entities; Philadelphia New York Investors, Global Investment Advisers, LLC, China America Holdings, Strategic Technology Advisors, LLC, VAC Edwards, LLC, Wall Street Global Research, LLC, and Western Technology Investors,  LLC.

2 Guy Robert owns his shares directly and indirectly through Advisors, Inc., which he is president of.

The following table sets forth compensation awarded to, earned by or paid to our Chief Executive Officer and the four other most highly compensated executive officers for the years ended December 31, 2009 and 2008 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Guy Robert, CEO(1)	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0
Michael Segal, sec/treas.	2009	0	0	0	0	0	0	0	0
	2008	0	0	0	0	0	0	0	0

(1)
Mr. Robert does not receive a salary for his services from SunGame.  Mr. Robert is an employed as an executive officer of the Company by Adversor, Inc., a majority shareholder of the Company. Mr. Robert owns 49% of Adversor, Inc. and receives 49% of any dividends paid by Adversor as compensation for his services. Mr. Robert does not have an employment agreement with Adversor. Mr. Robert's dividend payments by Adversor are shown as other compensation in the above table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Guy Robert	0	0	0	0	0	0	0	0	0
Michael Segal	0	0	0	0	0	0	0	0	0

Employment Contracts

We do not have an employment contract with any executive officer.

We have made no Long Term Compensation payouts.

Director Compensation

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Guy Robert(1)	0	0	0	0	0	0	0
Michael Segal	0	0	0	0	0	0	0

(1)
Mr. Robert does not receive a salary for his services from SunGame.  Mr. Robert is an employed as an executive officer of the Company by Adversor, Inc., a majority shareholder of the Company.  Adversor, Inc. compensates Mr. Robert for his services. Mr. Robert is an owner of Adversor, Inc.

Our directors do not receive compensation for their attendance at meetings of the board of directors.

All of our officers and/or directors will continue to be active in other companies. All officers and directors have retained the right to conduct their own independent business interests.

It is possible that situations may arise in the future where the personal interests of the officers and directors may conflict with our interests. Such conflicts could include determining what portion of their working time will be spent on our business and what portion on other business interest. To the best ability and in the best judgment of our officers and directors, any conflicts of interest between us and the personal interests of our officers and directors will be resolved in a fair manner which will protect our interests. Any transactions between us and entities affiliated with our officers and directors will be on terms which are fair and equitable to us. Our Board of Directors intends to continually review all corporate opportunities to further attempt to safeguard against conflicts of interest between their business interests and our interests.

Item H. Compensation of Directors and Executive Officers.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Guy Robert(1)	0	0	0	0	0	0	0
Michael Segal	0	0	0	0	0	0	0

Item I. Independent Public Accountants.
The instant Special meeting in lieu of a shareholder meeting does not pertain to Sungame’s accountant.

Item J. Compensation Plans.
Sungame is not altering its compensation plan(s) at this juncture. However, Sungame reserves all rights post-merger to compensation adjustment; which will be duly processed.

Item K. Authorization or Issuance of Securities Otherwise than for Exchange.
All Issuances contemplated herein are in exchange during the normal course of a merger.

Item L. Modification or Exchange of Securities.
No Class(es) of securities are modified, or to be modified, by the contemplated transaction; save a reverse split of 40:1.

Item M. Financial and Other Information.
Financial Statements from Sungame’s Q3, dated 15 November 2010, are hereby incorporated by reference.

Item N. Mergers, Consolidations, Acquisitions and Similar Matters.
See Schedule A – Business Plan of Freevi Corp.

Item O. Acquisition or Disposition of Property.
None.

Item P. Restatement of Accounts.
None.

Item Q. Action with respect to Reports.
None.

Item R. Matters not Required to be Submitted.
None.

Item S. Amendment of Charter, Bylaws or Other Documents.
The Articles of Incorporation will be amended to reflect the 40:1 reverse split and the increase of the authorized shares to 300,000,000 common voting shares, to facilitate the merger and allow for potential fundraising activities.  Once the merger is definitive, the Articles will again be changed to reflect the merger and the name change to Freevi Corp.

Item T. Other Proposed Action.
None.

Item U. Voting Procedures.
-We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy-

Item V. Information Required in Investment Company Proxy Statement.
N/A

Item W. Delivery of documents to security holders sharing an address.
See Item 5.

ITEM 2. STATEMENT THAT PROXIES ARE NOT SOLICITED.
We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

ITEM 3. INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON.
a.
Guy Robert, who is the CEO and Chairperson of Sungames beneficially holds 41% of the shares of Sungames. Mr. Robert stands to benefit by this merger because Freevi Corp. is cash flow positive and thus Mr. Robert can draw wages therefrom.

b.
Mr. Ranulf Goss who is a beneficial holder of 13.73% of Sungame securities, and Mr. Guy Robert, whom are both Directors of Sungame, stand to benefit as the share price pro forma calculations, which are not binding nor definitive and are subject to assumptions and fruition of certain events, are contemplated to appreciate.

c.	Mr. Michael Segal, who was a Director of Sungame and the Secretary and Treasurer, resigned all his offices over the instant merger because he did not believe in the contemplated transaction.
d.	Mr. MR. RAJ PONNIAH stands to benefit by being elected as Director of Sungame Corp., although he does not have a vote.

Item 4. Proposals by security holders.
A majority of the share holders have decided to vote on the following actions:
1.	To merge with Freevi Corp. to invigorate Sungame because Freevi Corp. is in the same business line and utilizes the same resources and is cash flow positive;
2.	Reverse split the common voting shares 40:1 to facilitate the contemplated share exchange in the contemplated merger;
3.	Increase the Authorized common voting shares to 300,000,000 to facilitate the merger and allow sufficient shares for future fundraising activities, if any;
4.
Elect Raj Ponniah as a Director of Sungame Corp. to round out the Directors of Sungame Corp. Raj Ponniah is General Manager CHMI since June of 2008 and has been responsible for the day to day operations and future direction of the company and all of its affiliates. Before joining CHMI Mr. Ponniah spent the decade prior in the Financial district heading sales and marketing teams anywhere from retail banking such as Downey Savings and Loan to residential lending in such companies as Lending Tree and Aames Home Loans. Mr. Ponniah started his career in the computer industry building and wholesaling computer components to retail stores. This lead him to a position in the IT team for Vans Inc. Mr. Ponniah stated his education in Electronical Engineering from DeVry Institute and made his way over to Business Management at Fullerton College;

5.
Amend the Articles of Incorporation to facilitate the reverse split, increase in authorized common voting shares, rename Sungame Corp. to Freevi Corp. upon completion of the merger, and all ancillary amendments necessary and proper to facilitate the merger.

Item 5. Delivery of documents to security holders sharing an address.

Only one Notice of Internet Availability of Proxy Materials is being delivered to multiple security holders sharing an address unless the registrant has received contrary instructions from one or more of the security holders;

Sungame undertakes to deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials to a security holder at a shared address to which a single copy of the documents was delivered.   Security holders can notify the registrant that the security holder wishes to receive a separate copy of the Notice of Internet Availability of Proxy Materials, by written notification to the law offices of Marshal Shichtman & Associates, P.C., 1 Old Country Road, Suite 360, Carle Place, New York 11514, (516) 741-5222.

Sungame Corp.

/S/ Guy Robert
By: Guy Robert, CEO

Tally of Votes:

Guy Roberts:	4,100,000	41%
Ranulf Goss:	1,373,000	13.73%
Total:	5,473,000	54.73%

Voted on:     2 December 2010
Signed on:   21 December 2010

Signed:

/s/ Guy Robert
Guy Robert

Sworn to me this _____ day of December 2010

_____________________________
NOTARY PUBLIC

******************************

/S/ Ranulf Goss
Ranulf Goss

Sworn to me this _____ day of December 2010

_____________________________
NOTARY PUBLIC

SCHEDULE A – BUSINESS PLAN OF FREEVI CORP.

Freevi Corporation, A Nevada Corporation
BUSINESS PLAN
As of November 2010

Freevi is a broadcast media, production and online publishing company which branches out through Internet TV and online video business directory. The Freevi ecosystem allows Internet publishers, business entities and media partners an opportunity for massive targeted exposure online.  In addition, Freevi provides broadcasters, journalists, producers and media professionals an outlet to operate and syndicate Internet TV channels and to earn substantial advertising revenue.

TABLE OF CONTENTS
I.	Executive Summary
II.	Freevi Overview
III.	Competition
IV.	Marketing Plan
V.	Operational and Technology Plan
VI.	Financials
VII.	Team
VIII.	Appendix

I.   EXECUTIVE SUMMARY

Business Overview
Evolved from a television developer and broadcaster of content from a variety of industries, Freevi has been developing its content development and online broadcasting model since December 2008.  The goal of Freevi is to be the largest producer and facilitator of professional video content in North America.
Online video has quickly become the desired way in which people want to receive their content.  In January 2010, it has been assessed that there was over 30 Billion video views in the U.S. alone.  The demand for fresh content is massive and Freevi will be at the foreground as a leading company nurturing this need for valued video content.
Freevi has developed an Ecosystem of video sources that are enabled by the core platform tool called the Flightdeck.  The Flightdeck is designed as much more than a video player, as one of key features is the Advertising Intelligence (AI) built in to provide much improved targeting of advertising to both the content subject matter and to the viewers demographics and behavioural profile.  It is this AI system that will allow for a much more flexible advertising and relevant advertising model, creating the ability for greater local advertising online.

The Freevi Ecosystem is driven by 3 core business areas.

1.	ViDirectory – the system of local business video production and SEO system to generate strong ranking and viewing of their video.
2.
Freevi Stations – the hosting ability of the Flightdeck on website and the ability to access the Freevi Network of content to build relevant video programming that will bolster their website and keep it fresh.

3.	Freevi Content Sites – various industry content sites that nurtures content producers and attracts a specific community of viewers, which can be converted Freevi members called Citizens.

As Freevi is nurturing a localized approach to video production, we will be developing a fantastic opportunity for consultants to market and sell the benefits of Freevi in their local markets.  The demand for video content online is obvious for many people, and many are looking for an opportunity to run their own business in a high demand and technical industry like internet marketing.

Finally, Freevi will be pushing the limits for ways to engage viewers over and above video.  The Flightdeck is a foundational tool which will be enabled for a wide range of future applications.  This coupled with the depth of quality content plus strong Freevi community offers, will entice viewers to become members of Freevi which we call Citizens.  Freevi therefore has an objective to have not necessarily the largest, but one of the highest quality community group lists in the internet.

Success Factors
Freevi is uniquely qualified due to the following reasons:

•
Content development track record that has a history of the CEO building a business predicated on the professional development of television quality content in a variety of industries as well as attracting advertisers

•	Technology team that has a success record of building and deeply understanding online video systems and partner relations needed to deliver capabilities.
•	Sales team experienced in building and training an on-the-streets sales group in the video production industry.

Investment Metrics
Freevi has invested in a foundational tool and system that is very close to going to market.  Once actively in operation, we believe the revenue generation will happen rapidly.  The need for the Freevi solution is real and very profitable.  With Gross profits projected at greater than 50%, the business will be viable very quickly.

We are building Freevi for the long term and are pursuing steady and responsible growth.  The 3 year benchmark we are pursuing is to hit the $100 million mark in net revenue.  While this is still a relatively small share of the industry video advertising and production pie, it will put the company on a highly recognizable position in the industry which will gather interest from potential acquirers.

Financial Strategy, Needs and Exit Strategy
Freevi Corporation is well into the development of this business and technology.  We currently require $2 million to complete our technology plan and begin to execute our aggressive marketing plan for consultants.  These funds and activities are required over the next 6 months, at which time we believe the business can become self sufficient.

Freevi will primarily generate revenues from selling annual video listings, from production and most importantly from advertising which is leveraging our AI technology.  Other revenue sources are recognized, but are not included in the plan so that we keep the projections relatively conservative and trackable.

II.   FREEVI OVERVIEW

What is Freevi?
Freevi is the next phase vision again of Neil Chandran, once again the CEO.  Freevi is defined as a broadcast media and online publishing company which distributes content through television, internet TV and an online search engine friendly directory.  Still with its roots in production, the company is now creating more efficient online systems to distribute, host, share and monetize video through highly targeted advertising.   We are creating a video ecosystem which can help businesses large and small create much great engagement with a more targeted and valuable audience, while generating greater revenues for all participants with a highly adaptable Advertising Intelligence (AI) system.  Freevi also utilizes local market consultants to build local market relationships and more importantly, business at the grass roots level.

The Market Size and Need for Freevi
There is no denying the key facts around online video consumption as it continues to growing at a dramatic rate.  Consider that according to eMarketer (July 2009), 50% of the US population will watch a least one video a month online in 2010 which equates to nearly 75% of US people who use the Internet.

According to comScore Video Metrix (Jan ’10), there is now well over 32 billion video views a month in the US.  Growing consumer adoption and further penetration of broadband will likely continue to drive the growth well into the future.  The following graph illustrates the video growth trends in the US over the last 3 years and by viewing portal.  Views increased 26% in July 2008 versus July 2007 and a massive 87% in July 2009 versus July 2008.

The emergence of Internet Protocol Television or IPTV, which sends television signals over the Internet, shows tremendous growth potential.  According to Multimedia Research Group (MRG), in 2008 the actual IPTV subscribers was 21.3 million with a projection to over 81 million by 2013. Combined (last-mile) CapEx revenue plus service revenue will grow from US$9.7 billion in 2009 to US$25.6 billion in 2013. Clearly there is demand in valued content being received through the Internet.

Advertising Trends
Advertisers are attentive to the rise in online video ad spending. With overall online TV content increasing, a growing portion is being viewed via video-on-demand (VOD), digital video recorders (DVR), IPTV, and 3G mobile phones. By 2012, analysts predict that 25% of TV content watched each day will be time-shifted, on-demand, on the Web or on a mobile device. The following graph reflects the actual and projected growth trend in online video advertising dollars and its share compared to TV and online advertising investment.

US Online Video Advertising Spending Online Advertising Spending

Source: eMarketer

Online video  advertising spend has shown tremendous growth over the last 3 years and is projected to grow at an annual rate of about 40% over the next 4 years to over $4 Billion.  Although the advertising revenue is small in comparison to TV and Internet overall, the opportunity is great for those companies who excel at bringing in well targeted audiences.  In achieving more relevant viewers, advertisers will pay significant premiums for brand exposure per viewer.  It is estimated that in 2009, advertisers will pay about a 30% premium for video hour viewed versus TV (eMarketer, August 2009).

Key Drivers
There are basically 5 fundamental areas that are influencing the increase in viewing of online video:

1.	More Professional Content
2.	More access to broadband
3.	Improved technology which is driven by hi-definition
4.	Improved viewer targeting
5.	Better viewing formats

It is natural for marketers to want to follow the consumer trends, but there are deeper insights that are driving the consumer behaviours.  Some of them are:

•	Average consumer recall of an un-skippable ad online is 50%, versus 18% for an ad on TV (Magid Assoc., 2008)
•	Viewers are 28% more likely to pay attention to online video ads than TV (Interpret LLC, 2009)
•	Viewers are 31% more likely to recall a commercial online than they are on TV (Nielsen IAG, 2009)
•
Online video drives branding and awareness through its ability to capture and engage your target audience.  With its rich storytelling capabilities, video is one of the most effective brand building mediums available (Brightcove, 2008)

It was estimated that in 2009, 50% of US corporate marketers were using online video in some way or another and 43% were projected to shift 20% of their TV ad budget to online video by 2010 (eMarketer, 2009).

Although online video is still at its infancy, it is clearly pointing to the way in which people will view TV in the future, but we are not there yet.  As John Duggan from eMarketer (Oct, 2009) states, “The good news is that more professionally created content is building audiences every day on the Web… And as the saying goes, money always follows eyeballs.

The Opportunity
Advertising on the internet is not well served through video currently.  Although there are plenty of mechanisms to advertise like in-stream, overlay, companion ads, takeover ads, and surrounding banner ads, most have very rudimentary targeting.  Also, there are few if any advertising serving systems capable of local advertising serving when someone locally is consuming relevant video.  We believe there is a massive need to improve the way in which local advertisers can more efficiently promote and advertised on the web.

What Freevi Does and Will Offer
At the heart of Freevi is still a passionate producer of professional video for both businesses and for content seekers.  With the appetite for video consumption growing rapidly, there is a massive need to supply quality content and Freevi will continue to meet that need.  However there is also a need for better methods to monitize the content.  Whether it’s a small business, independent video producer or our own in-house production, everyone is in need of an effective system of ROI on for their video(s) content.   The Freevi model is designed to deliver against that need.

The Freevi model is also predicated on the fact that most online marketing systems are attempting to manage the business centrally and monitze on a large scale.  This means that operations are typically run from a central office and that advertising becomes reliant typically on a few national brands.  We believe that there is a massive opportunity to support video content and advertising at a local level, so that the local business marketing and promotion abilities are much more accessible, applicable and effective then their current online marketing options.

Freevi is building a system that nurtures video production and content presentation down to the local market levels.  Some of the things that we do is:

•	Create a system that nurtures fresh content
•	Gain viewing through optimization and video hosting on partner websites
•	Create professional video for businesses and industry content
•	Improved presentation of video and support information
•	Advertising Intelligence which allows for local advertising and much more targeted advertising
•	Build a network of consultants that will market to local businesses the services of Freevi
•	Create a network of content that can be easily accessed
•	Create industry content centers that could either be hosted on a clients website or could be developed as a Freevi powered industry content website.
•	Create a video platform that has more engaging features then any other in the marketplace

The reality of it is, content and marketing needs comes from the streets, and Freevis’ model ensures that there are people in the local markets, looking to serve local businesses with a better solution.  To accomplish this, Freevi has established a model based on consultants located in every market in North America and eventually in international markets.  The consultants are there to service local businesses with services that can improve their local market exposure and ultimately drive more local customers to their business.

We believe so much in the localized model, that The Loft – Powered by Freevi will begin to pilot the concept of a a brick and mortar retail locations. These locations are digital media resource centers in cities which can provide a variety of video services from camera and editing equipment rentals, to full turnkey video production solutions.  The business model considered are a combination of wholly owned and franchise locations; however the pilot programs will be established first to ensure viability.  A key benefit of these terminals is to take the Freevi brand “to the streets”, which will help to build brand awareness while serving a growing market need.  (Note: Other than to mention it here as a compliment to the overall core business, the Freevi Terminals will be addressed in separate business plan following the pilot programs)

The Freevi Ecosystem is a term we have coined, which illustrates the core components which are inter-connected.  The base tool which enables the functionality is called the Flightdeck and is a platform for each component of the Freevi Model.  The follow are the core elements that make up the ecosystem.

1.	ViDirectory
2.	Freevi Stations
3.	Freevi Content Sites
4.	Freevi Production
5.	Content Producers
6.	Freevi Consultant Relationships
7.	Citizens

The Freevi Ecosystem

Freevi is being built to develop a revolution in online advertising for businesses.  In particular we believe there is massive opportunity to improve the way businesses large and small, can achieve a much greater connection with their local market and better target a relevant audience in those markets.  The mechanism to do this is powered by our proprietary tool called a FlightDeck.

The Flightdeck
The Flightdeck on the surface appears as a video player and advertising panel, and  in many ways it is.  However there is a wealth of capabilities built into the Flightdeck that not only allows for a much greater ability to target relevant advertising, it will also have an ability to engage and service the user better than other video systems.

Some of the of the features currently built in or are being designed are as follows:

•	HD player that is fully compatible with the html 5 (iPad ready).
•	“Direct Connect” secondary screen advertising panel, allowing for connection to the advertisers content while maintaining the Flightdeck and the main panel video being viewed.
•	Advertising Intelligence to allow ad serving flexibility and content management
•	Modular video platform that is fully integrated with video and enhanced ads.
•	Fully customizable and brandable.
•	Mobile platform ready.
•	Portable so it can be placed on a host site.
•	Built in social marketing link-ability.
•	Customized content programming that is brought in from our content network.
•	Future enhancements will be live feed chat, dual window presentations and virtual world gaming.

The Advertising Intelligence build into the FlightDeck is one of the key benefits of the Freevi system.  There are typically three sources of ads that a business could look to as a source of advertising that could be monitized.

1.	Marketplace advertising based on bidding
2.	Utilize an ad agency to manage ads
3.	Source advertising clients directly

The Freevi system allows for all three of these capabilities, so there is the greatest degree of flexibility.  With geo-location abilities built in, the system can recognize not only the geo-reference of the content, but also the geo-location of the viewer.  So for instance, if you are watching content on the Chicago Food Festival, an ad could play about a restaurant in Chicago that you could go to.  However, if this is being viewed in New York, the algorithm would recognize this so even though it is Chicago content, you would likely receive ads that are New York related like local restaurants or possibly even flights deals from New York to Chicago.

Other video platforms also offer this type of advertising flexibility, however they will charge $500 a month or more to use.  The big difference for Freevi is that the Flightdeck can be hosted for nothing by a website owner.  This can be done because the Flightdeck is a proprietary tool of Freevi (we built it).  It is also part of the overall strategy of Freevi to build as much use as possible with the Flightdeck, and build strong recognition of the Freevi brand.

One of the key abilities and distinguishing feature of the Freevi system and the FlightDeck as their video delivery system, is the massive network of content connected to the thousands, if not millions of FlightDecks which will soon be spanning the web.  In online marketing lingo these websites are often referred to as affiliates, but we call these partners Freevi Stations.  In much the same way that a television network relies on local stations to reach the viewer, Freevi Stations will carry relevant content to their users.  The analogy is that the director at the TV station will mix network shows with local content such as news, to make it right for their audience.  Subsequently the owner of a website that integrates Freevi can offer their own videos, as well as content they choose from Freevis’ inventory, to create the optimal content mix that meets the viewers desire for specific content.  This will be covered more in the following Freevi Stations section.

ViDirectory
The ViDirectory is currently up and running in Beta.  The ViDirectory is a web based video platform and optimization ecosystem that is designed to direct local search traffic to a clients’ video, so that they can have a dynamic presentation of their products or services.   ViDirectory is powered by a combination of video syndication and our own optimized ViDirectory, to generate a high ranking on the search engines.  The ViDirectory Flightdeck is designed to play the client video and to provide other valued information about the business such as description, hours, maps, offers and a link to their website for more information.

A client purchases a Video Listing (VL) to get their video hosted by the ViDirectory.  The price of a standard listing is $100 per month or $1000 per year for a savings for each listing and market the client wants to be promoted in.  With the VL, the client is eligible for a free 1 Star video which is a 30 second picture montage with voice over, music and graphical applications.  Overall, this is tremendous value for a business client to achieve a great presentation of their brand and get in front of people searching for the services they provde.

After the successful Phase I launch, a Phase II evolution is to convert the system to a local video directory which can allow for geo-targeted localized searches by category.  Phase II will be a destination ViDirectory where people will go as a trusted source of local services, each of which is presented by video and supported by other information about the company.  Note, that Phase II will not occur until a recognized critical mass of client videos is achieved.  It is estimated that this could take 3 years, but could be enabled sooner in particular markets if the content is sufficient.

Freevi Stations (Hosted Flightdeck)
As explained earlier, a Freevi Station is hosted Flightdeck on to a hosts website.  This is a fantastic opportunity for website owners because the Flightdeck is not only a tremendous free video platform, but it allows Flightdeck users to access Freevi’s content network and source the variety of unique video content that can help to build the relevance and informational values of a hosts’ website.  Freevi offers the hosting free of charge, with networked access availability to our video library.

The Freevi Network is a term we refer to when speaking about the massive content we will centrally house and then allow Freevi Station clients to access.    As an online network, Freevi is a business and social platform for new and current events, market and exchanges of broadband video, and an online venue for other interest of a business, entertainment or lifestyle nature.

One of the most powerful features of the Freevi Station is the programming ability of the content.  Built into the Flightdeck is the ability to choose a series of content, hopefully along with the clients video, to create the websites own unique channel of content.  This is valuable because it keeps the host site fresh with updated and relevant content.

One of the exciting applications for a Freevi Station network would be through an industry group like an Association.  In typical associations, members are listed on the member list with a bit of information about the company.  With a Freevi Station, member videos can be played and searched, which give a much more dynamic presentation of what the member business does and dramatically improves the quality of the Associations service.

The content offered can be a variety of free content which will often be short clips of larger scale content or premium content.  Premium content will also be offered and can be priced for full usage.  The pricing will depending on the quality of the content, length, uniqueness, etc.  Typically the pricing to upload premium content to a Freevi Station is very modest, usually a few dollars.

Finally, one of the greatest benefit of the Freevi Station is that it has the benefits of the Advertising Intelligence.  This means that ads can be presented which allow for the host to generate income.  So not only is the Freevi Station free, it will generate revenue for the host.  Typically the better the content on the site, the more viewers it will generate and consequently the more revenue the advertising will generate.

Freevi Content Sites
Freevi will be building a centralized repository of content that will be sourced from in-house production as well as through relationships with a wide variety of content producers.  We realize though, that there needs to be content priorities that will direct the production.  As such, Freevi will build out branded content sites.  These website will be separate business entities with complete management teams and business plans.  The first one to be built is an extension of current Freevi property which is called Inside Fashion, which is a current property of Freevi (Note:  Due to these models being built out piecemeal with separate business plans, their financials are not incorporated in the overall financial projection).

The objective of Inside Fashion will be to pilot the overall Freevi advertising model.  In other words, we will use this property to build out the rationale for the viability of this unique advertising system and how the revenue sharing will provide significantly improved revenues versus the current advertising model.  This evidence along with the percentage of revenue share, will provide strong rationale that the model will be dramatically more viable and rewarding for everyone, including the content producers.

The rate at which content sites will be built out will be determined as we assess market demand for certain categories of content.  Also, we will be actively soliciting content providers to bring their inventory into Freevi Network with the opportunity to monitize it.   If we begin to build content rich categories, it may become logical to build out a category site that leverages that inventory and invites those producers to produce more.  Again, proving financial viability through our system is key.

Finally, Freevi.com will be the corporate site for Freevi which will showcase the best of the Freevi content.  It will also provide a clear description about the properties of Freevi and have areas for Consultants, Content Producers and Citizens.  It will also act as the main informational resource about Freevi, the company.

We are currently at an official count down on the Freevi.com site to 11/11/2011 which will be the official launch of Freevi.

Production
Freevi provides a turnkey solution for our clients, offering clients professional video content that will make their brand stand out from the crowd.  Utilizing a North American network of approved videographers, Freevi has the ability to produce video virtually anywhere in North America.  Using a centralized editing studio, it ensures that the final production meets our high quality standards which will be a reflection of our brand and is done cost effectively.

Productions for clients are typically priced based on our 5 Star production rating system (see appenidix).  They will range from Free (with subscription) to $15,000 or higher, depending on complexity, locations, lighting, etc..

Production for content will also be done by the Freevi production group.  This can range from full productions to finishing raw footage.  The overall objective is to continue to utilize our production resources as much as possible to support the continuous need for professional and unique content in the Freevi network.

Production management is led by Freevi’s Director of Production, JR Powell.  JR has a long history in film and television production, as well as internet content development for online publication.  Some of the notable online clients he has served are Nike, Home Depot and McDonald’s.

Content Providers (Producers)
For Freevi to deliver the model, it is critical to source content that can be brought on to our network so it can be utilized as outlined.  The challenge of attracting that content and the content producers, is quite simply one of economics.  If content providers can be rewarded fairly for their content, they will be open to providing and more importantly, partnering on productions that fit well with the Freevi.  To do this, these content providers will have to be presented with a credible presentation that sufficient revenue can be generated.  Again, our pilot Inside Fashion content site will be used to generate this evidence.

Content will be packed into standard and premium content.  Standard content will typically be exerts, leading content from larger segments or simply just short segments.  The access to this content is free.  Premium content is full feature segments which can vary in length.  This content may vary from free to fee based, depending on the market for the content.  This will provide an avenue for revenue sharing with the content producer.

The categories of desired content for the Freevi Network will be determined and adapted over time.  Given the local focus on our business model, be believe that as  we build out a solid base of consultants in a market, we will have the ability to nurture content producers that focus on content designed for the local market.  This creates a localized ecosystem where the consultants and content producers can actually have discussions to determine content that would be highly sought after in the local market.

Current inventory from content producers will also be sought over time.  This is one of the best mechanisms to build up content quickly.  Under the direction of JR Powell and Neil Chandran, they will look to either purchase content inventory and/or attract it through  Freevi’s advertising revenue share model.

Freevi Consultants
As explained previously, a key Freevi differentiator is how Freevi nurtures the local markets.  To do this, we have a model of using local consultants that are either Associates or Dealers.  Associates are individuals who choose to sell the Freevi solution and receive straight commissions for their service.  Dealers are people who wish to buy wholesale video listing and sell them at full retail to clients.  This allows Dealers to earn considerably more on sales (the sales and marketing section will cover pricing).

When consultants approach a business, their objective is to offer and sell the prospect a better way to market their business through our ViDirectory.  However this is not the only benefit the consultant can offer.  Nearly every business with a website has an opportunity to host the Flightdeck.   This can be done free of charge which can be an easy sale and an opportunity to build a lasting relationship with the client.  As mentioned, the client can earn advertising revenue from this model and so does the consultant, so it is in their interest to speak to the client about installing a Freevi Station.

Finally, another great opportunity for consultants is that the Advertising Intelligence allows for the insertion of local ads to be consumed in local markets.  This creates a further sales opportunity for consultants on a client visit.  They can sell a variety of ad options that are directed only to the local market.  This is indeed a powerful opportunity that will bring in more local advertisers and will allow the consultant to generate another revenue stream.

The goal of having consultants in the local markets is simply one of building strong and lasting relationships, and ultimately building out the Freevi brand in the local market.  With a variety of options for the consultant to sell and to earn revenue, we believe that they will become well rewarded with recurring revenues, which will make them long term consultants of Freevi.  The Freevi market is not looking to flood markets with consultants, we are looking to establish strong successful consultants in each market and give them the “client space” needed to be successful.

Citizens
The success of the Freevi model is one which is improving on the current inefficiencies of advertising and even content delivery in the marketplace.  Freevi is dedicated to providing much more relevant advertising and content to viewers.  One of the ways in which we will achieve this is by inviting viewers of Freevi properties to become Citizens of Freevi.

Becoming a Citizen is done by signing up and providing some information which is deeper than just demographics, it is also about behavioural profiling so that more relevant content is provided based on what the person likes to do.  Considerations for registering are to use their Facebook or gmall logins, which will pre-populate a great deal of the information required.  This is currently being investigated.

The reward for becoming a Freevi Citizen will be that they can access deeper content for free.  Just as Freevi Station holders can only access standard content for free and that they need to pay to access the premium content, the same hold true for a content viewer directly on a Freevi website.  If the viewer wants to view the premium content, they can do it for free, but they would first have to register as a Freevi Citizen.

There are other rewards being considered for Freevi Citizens such as advertiser discounts, offers, creation of their own video community page, and ability to do reviews.  Citizen benefits will be built out over time.

To acquire Freevi Citizens, each of Freevi’s properties in the ViDirectory, Freevi Stations, and Freevi content sites, will be attracting online searchers.  Part of the role of each of these properties is to convert the searcher to a Citizen by making timely offers for something more.

Vision
Within the next 3 years, Freevi will break the $100 million benchmark by providing an integrated system of professional video production, networking, viewing and advertising platforms for local businesses and communities.

Mission
Our mission is to facilitate desired content in a way in which people most want to receive it, through video.   We will build a video ecosystem that enables outstanding quality content viewing and allows local business to affordably produce and present their product and/or services, which will increase their online branding and profitably grow their business. Our dedication to our 3 critical components of the ecosystem – Users, Clients and Consultants, is reflected in our three key commitments:

•	We will do our best to nurture valued video content while offering useful and engaging high quality value added functionality.
•	We will do our best to facilitate our clients’ production, search and viewing through highly targeted viewers
•	We will do out best to support and train our consultant partners to deliver outstanding service and grow their business

III.   COMPETITION

Given the diversity of the Freevi Ecosystem, there is arguably no one direct competitor in what Freevi does.  However there is plenty of competitors when you break down the core components, so this is the best way to present the competitive analysis.

Directory Competitors
There is a significant number of competitors in the directory business.  The most widely known is likely the yellow pages.  We believe this is a core target for our sales as companies pay huge fees (typically thousands of dollars a month) for full page, half page and smaller listings, yet most people are not doing their business searches in the book.  Yellow pages online is clearly a competitor, but they have limited video functionality and typically category optimization.

Google has a significant business directory for local businesses and does rank well, but does not have a video function.  Also, they do not optimize any one listing, they just optimize the category of business being searched, so all businesses are equally displayed.

Other directories like Citysearch, Yelp and Local Adlink provide similar directory services and allow for video, but do little to optimize a particular company’s rank through the search engines.  They typically will return the category results and if you are to find the companies video, you have to find the company first in the category listing.

One of the more direct competitors is a product called Traffic Geyser.  This is a web based product designed to push video content out to the syndicated platforms.  The business is structured to sell it to individuals who go out to the market to get customers and build their business.  People marketing this service are expected to do everything from shoot the video to push it out to the market place.  Our difference is professionally produced content and our ability to push it out centrally, leaving consultants free to be focused on more sales.  Our prices are also much lower.

Finally, there a vast number of industry directories which help to sort by sub category, but again do not typically allow for a single business to be optimized in the search ranking and few of them offer the benefit of video.

We believe that our ViDirectory delivers a much needed function over the competitors in that it is turnkey, it optimizes for the company not the category, and is extremely cost effective for the business owner.
Network Competitors
There are a variety of recognizable video sharing/hosting companies like YouTube, Hulu, Metacafe, MySpace and Facebook.  Brightcove is probably the most well known enterprise providers, however their model is like virtually every other company in this space, charging high fees for the service which can often be thousands of dollars a month.  We believe that our network is much more cost effective for businesses and has the additional benefit of our very unique advertising system which we believe will generate more revenue than any other video platform that provides advertising.

Production Competitors
There are of course a wide range of companies that provide video services, but we believe our network of producers and our centralized approach to creating the final production, allows us to ensure leading quality at great price.  In other words, we believe we beat the competition at generating great video production value.  Consider that we even offer a video for FREE with every subscription.

Content Provider Competition
Depending on the content, there is a variety of options for content producers.  Full TV production programs like for Hulu, have a revenue model that pays out 70% of advertising revenue to the producer.  This is not however the type of content likely sought for the Freevi Network.  It is more likely things like Lifestyle programs where in the past, a broadcaster would put out a project and pay a modest amount for say a 3 minute segment on desired content.  The payments are typically very modest and barely cover costs.   In addition, if a content provider brings in an advertiser/sponsor, the content provider will generate additional revenue from the advertising fees generated from that advertising client.

Consultant Competition
There are many internet opportunities for people to pursue, many of which have them sitting in front of their computer trying to figure out how to generate monthly recurring income without any work.  The reality of it is, many people have wasted money on these programs and now realize that the real business is still on the streets, right in their local market.   People are looking for opportunities like Freevi to earn a good full or part time income and are willing to put the work into it, to make it happen.  What makes our program particularly attractive is that an Associate can actually start marketing Freevi without having to purchase anything.  We finance their consultants fee of $1,000 over their first 10 clients.  In this way, we believe we offer a much stronger program than the competitors who require significant payments of often thousands of dollars, before they can sell anything.

Citizen Competition
There are plenty of places in the online world where people can register to become part of a community.  Facebook, Linkedin,  Myspace, Twitter are all examples.  Hulu, Youtube, and Watchmojo are all example of video content sites where no registration is required.  The reason we believe the Freevi viewers will register is that we are going to give the searcher more content that they are truly interested in and will also provide them with offers that are highly relevant to them.  This is where most of these other video hosting sites fall short and where Freevi will excel.

Freevi’s Competitive Advantage
In addition to being first to the market as national networked supplier of video marketing marketing solutions for local business, Freevi’s competitive advantage include the following:

•	Network of Consultants in Local Markets
•	Cost effective solutions provider stronger value than competitors
•	Advertising Intelligence system that is unparalleled online
•	Strong value proposition for content producers.

Our competitive advantage will come down to our ability to build our business as the most recognized brand in video content production in North America.  Building a network of consultants at the local levels to nurture the production needs will create clear and we believe, long lasting barriers to entry by competitors.

IV.   MARKETING PLAN

Consultant Acquisition
In the first stages of marketing, Freevi is focused on building our North American consultant network.  As discussed, building out a strong network of consultants is key to the success of Freevi.    Our plan has very modest growth objectives which starts with 5 consultants in June 2010 and builds out acquisition of same number plus 1 each month after.  So the consultant acquisition number for July is 6, 7 for August and so on, getting to an acquisition of 60 consultants a month by the end of year 5.

To achieve these objectives, marketing will be critical to build awareness about the opportunity.  As such, an aggressive consultant acquisition plan has been put together.  The following grid outlines the key activities.  Much of this acquisition plan is based on online lead generation as we feel much of the targeted opportunity seekers and in particular, online opportunity seekers, will be searching online.

The following is a synopsis of the key activities:

www.DealFreevi.com – this is the location where prospects are taken through an explanation of the business and the opportunity to become a Freevi consultant, through a series of videos.  A re-work of this content is currently underway and it is expected that this will be completed by the beginning of June.

Alternate landing page – to ensure that we are always testing and trying new marketing techniques, we will create a second landing page to do a comparative conversion measurement.
Purchased leads – partnering with top quality lead generator, we will test lead sources to assess conversion capabilities off of those leads.
Video Marketing – with our own optimization system, push out a lead capture program to nurture leads and get them to the www.dealfreevi.com freevi.com  landing area.
Pay per click – we will test pay per click campaigns to assess how it does driving people to www.dealfreevi.com versus our other programs.
Employment ads – placing ads in local sales employment sections of leading online employment sites like monster.com will be tested also.

Social Media Campaign – using a representative of Freevi, we will begin a social media program that is again designed to drive prospects to www.dealfreevi.com.
Online Biz Op Ads – a current program is running on www.businessopportunity.com   which is having fairly good success generating leads.  We will continue to assess this program against other marketing techniques.
Select Newspapers – this too has been run with some success and we will continue to measure its success versus the other programs.
www.Freevi.com – this is our lead content site which will be built out as a core part of the Freevi Ecosystem.  The targeted launch is 07/04/2011
Other consideration – one of the dynamic opportunities being assessed is to promote the Freevi consultant opportunity through an infomercial.   With our background in television broadcast and our ability to produce likely at a modest cost, this is a program worthy of considering and testing.  A full promotional will be designed before engaging in this program.  However considerations will be made soon as media cost for this type of programming are lowest in the summer.

Affiliate Programs
One of the greatest sources prospects can be friends and family of successful consultants of Freevi.  To encourage them to invite new people to become a consultant, Freevi will put in a revenue share program which is 5% of the revenue generated in year one, by the new consultant.  If should be noted that this is in no way a Network Marketing program, as we are only offering limited consultancies by market and there is no down line payment structures or anything remotely similar.  This is simply a revenue sharing program for helping to bring in new consultants and is only eligible for people who are currently accredited Freevi consultants (they have paid or have generated their $1000 fee).

Building the Network
The Freevi Ecosystem is large plan and requires a significant amount of development to make it happen, which will be discussed in greater detail in the next section.  Building out the Flightdecks onto host client sites and building robust content will take more development and planning.  One of the most important marketing elements being planned currently is a large public relations program around the Network and the benefits to becoming a Freevi Station.  Given our development plan, it would likely be September when the PR program would take shape.  However planning is critical for this type of initiative, so we will retain agency by the end of June to begin planning for the launch of broader Freevi initiatives.

ViDirectory Pricing
Pricing is of course one of the critical elements of the marketing mix.  At this point, the main pricing elements are around the ViDirectory service.  As mentioned previously, the price of a video listing for one city is established at $100 per month or $1000 a year for a $200 savings.  Included in this price is the price of a one start video.  Additional cities will cost $25 a month per city.

Clearly, there are opportunities to increase the value of the customer.  The first is to have them produce a greater value production then a one star.  Prices can range up to $15,000 for a 5 star production.  The other opportunity is to generate more than one video, as the world of search engine optimization can not typically maintain a high ranking on the search engines with only one video.  Consultation to generate 3 to 4 videos a year is suggested to our consultants.

Another service being offered will be a lead generation program.  The benefit of lead generations is that it delivers leads directly to the clients e-mail, which they can then nurture a variety of ways.  Depending on the degree of integration and support required from Freevi, charges will vary from $100 to $500 per month.

Advertising Pricing
At this point, local advertising pricing has not yet been established.  Freevi is in discussions with Doubleclick, one of the most well know online advertising companies, regarding the overall management of the advertising program.  What is clear is that baseline advertising costs will be established for CPM type ads.  Based on the baseline, consultants, content producers or even Citizens who bring in local advertisers, will likely get paid the difference.  This has tremendous potential for an advertising affiliate earn fantastic income.

Current CPM rates are running at $15.  Our projection in the financials are based on a higher rate of $20 based on our highly targeted audience and the integration of localized advertising.

The functionality being built into the advertising system also lends itself very well to CPA advertising.  As such we have built out projections starting in year 2 based on a percentage of clients of our overall client base that will use CPA.  Pricing will be highly variable depending on the offer.

Associate Pricing
As mentioned in the consultant section, Freevi wants to keep the barriers of entry as low as possible for new consultants.  As such, we are amortizing their consultant fee over their first 10 clients.   This fee is $1000 or $100 for each of the clients.  This program makes Freevi virtually risk free for the Assocaite.  Associates earn a very good commission of 25% on all video listings and 20% on all production.  Advertising revenue share is currently anticipate at 5% for any customer they have or any Freevi Station set up.

Dealer Pricing
Dealers are senior Freevi consultants who have pre-purchased wholesale video units.  For $12,500, a person can become a dealer.  This means that they are pre-purchasing 25 one year video listings for $500 per listing and the retail them for the full price.  Becoming a dealer also allows for lifetime commission rate of 50%.  Production commissions are 30% for dealers.   Advertising revenues for dealers are currently being projected at 10% currently.

V.   OPERATIONAL AND TECHNOLOGY PLAN

Operational
Freevi currently operates mainly out of the head office in Las Vegas, Nevada.  This location is where the central production and editing operation is established for Freevi.  It is also the center for our marketing department.  This location is also being planned for our first Freevi Terminal pilot project, with clients currently being subscribed.

Additional U.S. offices are currently being set up in Los Angeles, Florida, and the Silicon Valley and will become the central sales office for the U.S. operations.  This location will also become the second Freevi Terminal pilot project.

Equipment
Computer hardware and software are critical equipment components for the business to run effectively.  Although there is currently significant equipment for both production and IT development, both areas are slated for significant investment early in 2010, so that they can become for efficient.  Although items are not specifically identified, the pro-forma captures the incremental costs.

Video equipment upgrades are also critical for ongoing operations, especially with the addition of the Terminals.  Again, the upgrade costs have been built into the pro-forma so that the operations can be well equipped to meet the high quality and quantity demands the company is establishing itself on.

Technology Development Plan
There is clearly a large requirement for ongoing technology development in order that all of Freevi’s core elements can be fully implemented.  Currently, there is a functioning Flightdeck which has been designed to first serve the ViDirectory.  It’s modular video platform design allows the tool the be applied to any of the core applications being designed.

To deliver the complete system, a phased approach will occur.  The planned launch of each phase is as follows:

Phase I:	ViDirectory – June
Phase II:	Freevi Stations – July
Phase III:	Advertising Control Center– August
Phase IV:	Inside Fashion – September
Phase V:	Freevi Network – September
Phase VI:	New Freevi.com - October
Phase VII:	Various Secondary Panel Functions – Q3/Q4

As there are a number of deliverables required to achieve each of these phases, they will not be presented here, but can be reviewed in the appendix.

All technology development work is done through the leadership from Jessey Njay, Freevi’s Director of Technology.  Jessey is a highly experienced technology officer and in particular in the field of video application online.  Jessey has worked for some of the leading online video companies.

Through Jessey’s leadership, we are utilizing a staff of in-house.  However the real horse power is being gained through partnership with a third party provider out of Costa Rica.  This provider is head up by Brian Code, who also has a very strong resume as an online solutions designer.

Please revert to Team section of this plan for more details on these leaders background.

Human Resources
Freevi currently has 15 employees and another 6 contractors that are used at various times.

The key senior leadership team is:
Neil Chandran – President (Founder)
Jessey Njau – Director of Technology
Brian Code – Director of IT Programming
JR Powell – Director of Production
Owen Cran – Director of Administration

Plans are to expand employees quickly, especially in the area of IT and Production.  Employee size is planned to double within the next six months.  Employee numbers are outlined in the pro-forma.

Objectives (Year 1)

The objectives identified are short term which will set our critical foundation.

•	Exceed 2,000 client accounts by the end of 2011
•	Achieve a revenue of $75 million in by the end of 2011
•	Achieve a dealer network of 500 by the end of 2011
•	Target a GP margin of no less than 50%
•	Establish US center that will house customer service center of excellence
•	Test market Terminals (local offices that have video services and equipment rentals) in at least 3 markets in year 1 (no revenue/costs included in pro-forma)

Strategies  (Year 1)

•	Create an outstanding training program that equips the consultants to build their sales quickly
•	Complete a customer service infrastructure that delivers superior service for clients and consultants
•	Complete the 7 phases to deliver the Ecosystem elements of Flightdeck Directory, client website enhancement with the Flightdeck, Ad Control Tower, Citizen Community, and Mobile Flightdeck.
•	Establish marketing support portal for consultant network in Q3
•	Build headcount rapidly in parallel with revenue generation to enable the dramatic year 1 growth

Action Plans (Year 1)

•	Launch extensive marketing plan through various channels by Feb. ‘11
•	Launch consultant on-boarding and training program by June ‘11
•	Assess and hire customer/consultant support agents by June ‘11
•	Enable client websites with Flightdeck by July ‘11
•	Auto content Ad delivery to external Flightdecks Q2
•	Control Tower, Citizen Community and Mobile Flightdeck Q3
•	Flightdeck Directory populated with extensive business database Q4

II.   FINANCIAL PLAN

Revenue Model
Freevi’s development of the ViDirectory has been progressing to the point that sales have now begun.  Although only about a dozen paid customers so far, it is setting the momentum for further customer acquisition.  Subscription and production revenue are projected to main our main revenue source in year 1.  Significant advertising revenue is not projected until year 2.  As mentioned, revenue from the Freevi content sites will not be included in this plan, nor will revenue from Terminals.

With subscription and production are projected as a function of the number of consultants signed up.  It is assumed that each dealer brings in 10 clients a month until they reach 100 clients, at which point they are deemed saturated in our projection.  Once saturated, revenue becomes renewal only less an annual projected attrition of 10%.

As a conservative measure, all advertising income is based on Freevi’s client base, however the model of allowing any client to have a Flightdeck will allow for higher revenues.  For other assumptions, review the financials in appendix.

III.   TEAM

The following are the core team bios for Freevi corporation.

Neil Chandran – Founder and Director
For the past 20 years, Mr. Chandran has been involved in the interactive media industry.  In 1990, Neil founded Intent Communications, a telecommunications firm that specialized in Interactive Voice Response (IVR) programs for 800 and 900 numbers - the predecessor to the modern day Internet.  In 1995, he co-founded IEM, Interactive Electronic Media Inc., which developed video-streaming technology long before the feature was commonplace throughout the web.  His experience with video led to the launch of Energy TV in 2006, his first broadcast television program and the flagship media property of CHMI.  Also formed in 2006, CHMI was the holding company and licensor of Chandran's concepts.  Since then CHMI has raised and generated almost $40 Million through its many various media properties.  Mr. Chandran lives in Las Vegas with his wife and two children.  He holds a Bachelor of Management Degree from the University of Lethbridge, Alberta, Canada.

Jessey Njau – Director of Technology
Jessey Njau is the Director of Technology at Freevi.  Jessey oversees all development operations including web development, web analysis, web design, video processing, quality assurance, SEO optimization and management of 3rd party developers.  Prior to Freevi, Jessey had his own development company called Deepsection Production, which built out web portals for clients like Woodbine Entertainment.  In 2008, Jessey joined forces with Treefrog Interactive and helped them streamline their business processes.  Jessey is a trained expert in print and web design with professional experience in video production and editing. Jessey is a certified Brightcove Solution Partner and a certified Ooyala Solution Partner.  He also supports Boxee to assist Canadian content providers to list their online properties.  Born in Kenya, Jessey studied Computer Programming and Systems Analysis.  In 1999, Jessey came to Canada and and received his Honours in interactive multimedia at Humber College in Toronto.

Brian Code – IT Programming Director (Contract)
Brian Code is the founder of Coder Red Computer Consulting.  His company specializes in Android application development, VoIP consulting and Web applications.  Prior to that Brian was the Technical Director of Koolu which among other projects, successfully ported Google Android to the Openmoko Freerunner.  In 2004, Brian was with LSI Logic where he did a wide range of chip development work.  Brian also has a wide range of programming experience with companies like Morgan Stanely and Seeko-Epson.  Brian graduated from the University of Waterloo, Ontario with an Honours Bachelor of Applied Science in Computer Engineering.

JR Powell – Director of Production
JR Powell is the Director of Production and is responsible for all video production coming out of Freevi Corporation, as well as managing 3rd party production people throughout North America.  JR began his career as an actor, but decided to study film and become a director. JR has worked on feature films including John Q, The Line, and Mr. Bojangles.  However, in recent years, JR has focused on commercial production of which much of it has been used in digital mediums.  JR has become an online advertising specialist having done commercials for Nike, UlimateBet.com, Splenda, Home Depot, Speedy Auto Glass and McDonalds.  JR is a graduate of Ryerson University Film Studies.

Owen Cran - Director of Administration
Owen Cran is the Director of Administration and is responsible for all administrative activities including financials and record keeping.  Owen is a fourth level CGA with seven years of corporate accounting experience in a multitude of industries. Owen started off his career at Peer 1 Networks as an accounts payable clerk.  He quickly moved on to a more challenging role of accounting systems specialist at Walton International Group where he worked with IT consultants to implement a large scale ERP system to handle the high volume of financial transactions. Owen then joined the startup company Energy TV Inc as an accounting manager where he was responsible for implementing processes and procedures in the areas of accounting, IT, and human resources. Owen currently operates his own accounting & tax business in Calgary, AB and is pursuing his CPA designation in the USA.

IV.   APPENDIX

Key Financial Assumptions

Proforma (in Thousands)	2011	2012	2013	2014

Revenue
ViDirectory Subscription Service	$6,078,600	$32,749,200	$78,942,600	$140,485,500
ViDirectory Premium Service	$2,701,600	$14,555,200	$35,085,600	$62,438,000
Consultant Fee	$190,000	$362,000	$490,000	$630,000
SEO/Syndication Subscriptions	$1,350,800	$7,277,600	$17,542,800	$31,219,000
Video Production	$5,320,000	$13,464,000	$19,844,000	$25,540,000
CPM Advertising	$675,400	$3,638,800	$8,771,400	$15,609,500
CPA Advertising	$337,700	$3,638,800	$13,157,100	$31,219,000
Total Revenue	$16,654,100	$75,685,600	$173,833,500	$307,141,000

Cost of Services Sold
Consultant Liability ViDirectory Reg. Listings	$2,127,510	$11,462,220	$27,629,910	$49,169,925
Consultant Liability ViDirectory Prem. Listings	$945,560	$5,094,320	$12,279,960	$21,853,300
Consultant Liability on SEO/Syndication Subs	$337,700	$3,638,800	$4,385,700	$7,804,750
Consultant Liability on Video Production	$1,330,000	$3,366,000	$4,961,000	$6,385,000
3rd Party Liability on Video Production	$2,660,000	$6,732,000	$9,922,000	$12,770,000
Partner Liability on Advertising	$607,860	$4,366,560	$3,289,275	$7,024,275
Total Cost of Services Sold	$8,008,630	$34,659,900	$62,467,845	$105,007,250
Gross Profit	$8,645,470	$41,025,700	$111,365,655	$202,133,750
Gross Margin %	51.9%	54.2%	64.1%	65.8%

Operating Costs
IT Costs
Communications	$6,000	$9,000	$12,000	$15,000
Broadband	$12,000	$18,000	$24,000	$30,000
Software (SaaS monthly licenses)	$24,000	$30,000	$36,000	$48,000
Software (One-time IT Costs (SSL certificates, new)	$36,000	$42,000	$48,000	$60,000
Salaries (incl. benefits)	$2,520,000	$3,960,000	$5,400,000	$6,840,000
CDN (Content Delivery Network)	$3,361	$12,000	$15,000	$18,000
Travel and Entertainment	$24,000	$36,000	$60,000	$84,000
Amazon Server	$11,250	$18,000	$24,000	$30,000
Total IT Costs	$2,636,611	$4,125,000	$5,619,000	$7,125,000

Production Costs
Salaries (incl. benefits)	$203,490	$530,145	$803,682	$1,034,370
Office Supplies	$2,400	$3,600	$3,600	$3,600
Insurance Can/US Annual Cost	$50,000	$50,000	$50,000	$50,000
Software/Corporate Licences	$50,000	$50,000	$50,000	$50,000
Deliverables	$170,000	$180,000	$180,000	$240,000
Travel and Entertainment	$60,000	$120,000	$120,000	$144,000
Other	$60,000	$120,000	$120,000	$144,000
Total Production Costs	$595,890	$1,053,745	$1,327,282	$1,665,970

Facilities Costs
Rent/Lease	$480,000	$720,000	$960,000	$1,200,000
Utilities	$14,400	$21,600	$21,600	$24,000
Insurance	$4,800	$6,000	$8,400	$12,000
Maintenance	$14,400	$21,600	$24,000	$30,000
Supplies	$12,000	$24,000	$30,000	$36,000
Other	$24,000	$36,000	$48,000	$60,000
Total Facilities Costs	$549,600	$829,200	$1,092,000	$1,362,000

Marketing Costs
Salaries (incl. benefits)	$189,000	$356,400	$455,400	$648,000
Advertising	$2,400,000	$3,600,000	$4,800,000	$6,000,000
Promotions (general, trade shows, etc)	$240,000	$360,000	$480,000	$540,000
Special Events	$120,000	$180,000	$240,000	$300,000
Travel & Entertainment	$120,000	$240,000	$300,000	$360,000
Web Media	$333,000	$682,500	$946,000	$1,635,000
Other	$120,000	$240,000	$300,000	$360,066
Total Marketing Costs	$3,522,000	$5,658,900	$7,521,400	$9,843,066

G&A Costs
Salaries (incl. benefits)	$949,350	$1,503,623	$2,080,648	$2,339,906
Sales Incentives	$83,304	$378,610	$869,606	$1,536,485
Expansion-Related Charges	$100,000	$150,000	$150,000	$1,800,000
Accounting, Legal & Consulting Services	$180,000	$240,000	$300,000	$360,000
Bank Charges & Interest	$12,000	$18,000	$24,000	$30,000
Business Taxes, Licenses & Permits	$6,000	$12,000	$15,000	$18,000
Training	$111,000	$195,000	$236,500	$327,000
Travel & Entertainment	$180,000	$300,000	$360,000	$420,000
Misc.	$300,000	$360,000	$420,000	$48,000
Total G&A Costs	$1,921,654	$3,157,233	$4,455,754	$6,879,392

Total Operating Costs	$9,225,755	$14,824,078	$20,015,436	$26,875,428
% of G.P.	106.7%	36.1%	18.0%	13.3%
EBITDA	-$580,285	$26,201,622	$91,350,219	$175,258,322
% of G.P.	-6.7%	63.9%	82.0%	86.7%

FREEVI PRODUCTION GUIDE

	5 STAR	4 STAR	3 STAR	2 STAR (Most Popular)	1 STAR
MAX. LENGTH	3 MIN	2:30 MIN	2 MIN	1:30 MIN	30 SEC
CAMERA STRUCTURE					
Cinema Style Camera Operation	✓	·	·	·	·
In Camera Effects	✓	✓	·	·	·
Manned Camera Operator	✓	✓	✓	✓	·
LIGHTING LEVEL					
Cinema Style Lighting	✓	·	·	·	·
Three Point Lighting Setup	✓	✓	·	·	·
Supplemental On-camera Lighting	✓	✓	✓	·	·
Available lighting	✓	✓	✓	✓	·
WRITER/PRODUCER					
Experienced Producer/Host	✓	·	·	·	·
Experienced Producer	✓	✓	·	·	·
Intermediate Producer	✓	✓	✓	·	·
Junior Producer	·	·	✓	✓	✓
VOICE OVER NARRATION					
Experienced Narrator	✓	✓	·	·	·
Intermediate Narrator	✓	✓	✓	·	·
Junior Narrator	·	·	✓	✓	✓
3-D GRAPHIC ADD-ONS					
Animated Graphics	✓	·	·	·	·
Lower Thirds and or Logo	✓	✓	·	·	·
Graphic Text	✓	✓	✓	·	·
Standard Text	✓	✓	✓	✓	✓
Pricing Range*	$11,000 to $15,000	$8,000 to $11,000	$6,000 to $8,000	$3,000 to $6,000	$1,000 Free with Subscription

* This is for guidance only and is not representative of a pricing quotation. Price quotes will be provided in the Statement of Work (SOW) and no project will commence until the SOW is approved by the client. Prices do not include annual subscription fees.

Product Development as of April 26th, 2010

Base Development: 5 External Developers, 5 Local Developers (5 incremental from current), 2 Graphic Designers (1 incremental), 1 SEO Specialist (incremental)
Heavy-up Development: 5 more addtional Local Developers (would reduce current ViDirectory development time from 6 to 3 weeks)

Core Funtion	Task	April	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.	Jan.	Feb.	Mar.
Exit from Beta ViDirectory													
B2B Focused content	Redefine ViDirectory - flagship for Video Optimized Businesses												
	Remove empty category links												
	Create and customize Franchize category												
	Syndication program												
	Company profile revision to include auto meta tags												
	Vidirectory redesign												
	Intergration to InfusionSoft CRM												
	Call to action for upsell of productions and 'offers'												
	MRSS Feeds												
	Prototype and lauch lead capture as offer (intergrate with CRM)												
	Prototype and launch coupon offer												
	Upgrade plone												
	Upgrade OpenX												
	Dynamic Footer												
	Client Review process with username and password (intergration with CRM)												
	Backup server data												
	Revise homepage												
	Update Search algorithm												
Flightdeck revisit	Complete bucket area												
	Install 'features'												
	Revise for full CSS intergration for ALL browser compatibility												
	HTML5 intergration												
	Prototype 'Clickable' Call to action on Video												
Marketing.Freevi.com	Develop marketing site to house all FreeviSites												
	Marketing.freevi.com/freevi.com												
	Marketing.freevi.com/ShowSites												
	Marketing.freevi.com/Walkthrough												
	Marketing.freevi.com/OldFlightdeck												
Complete Current Stories	Encode all videos to the correct iPhone encoding												
	iPhone users can view ViDirectory videos by browsing												
	video Ads to play from our own CDN												
	Sync graphic Ads with video												
	Geo-distance calculator												
	In-correct Spelling intelligence												
ViDirectory SEO'd	MRSS Feeds												
	Ad analytics												
	Video analytics												
	Adjust titles/tags on current videos												
	Auto Syndication schema												
	Switch - ViDirectory powered by Freevi												
Revise Search Algorithm	Revise Search Algorithm												
Freevi Sales CRM	Sync CRM to Accouting and Production												
Freevi Branding	Freevi.com Corporate and marketing website launched												
Prototype Flighdeck Control Centre	Analytics for external video and ads												
	Broadcast content to external FD												
	Broadcast Ads to external FD												
	Embedd code												
DealFreevi	Remove impediments from Dealfreevi.com												
	Auto client management system (connection to CRM)												
	Auto email broadcasting (connection to CRM)												
	Auto training												
	Dealer CRM (Collaboration with manpowered xls for metrix)												
Launch ViDirectory - removed from Beta	All backlog stories completed												
Develop/Launch Flighdeck Control Centre (Flightdeck.tv)	Analytics for external video and ads												
	Broadcast content to external FD												
	Broadcast Ads to external FD												
Banner Ads on FD Secondary Panel	Upload/edit												
	Set rotation and keyword targeting												
	Schedule ad campaigns												
	Analytics and banner views.												
Video pre-roll/post-roll	Video pre-roll/post-roll												
Video Ads on FD Secondary Panel	Upload/edit												
	Set rotation and keyword targeting												
	Schedule ad campaigns												
	Analytics and video views.												
Syndication Process Development	Facebook. Wordpress, Linkedin, Twitter, etc.												
Syndication Process Launch	Facebook. Wordpress, Linkedin, Twitter, etc.												
Test insert ad management	Create text ads with title and body												
	Set the queue												
	Tie to specific video												
	Tie to many videos												
	Analytics on views												
Prototype Closed Captioning	Leverage Google API												
Launch Closed Captioning	Leverage Google API												
Citizenship (Community) Program	Configure sharing restrictions												
	FD allows users to share with other Citizens												
	FD allows viewing restrictions												
Freevi Network	Prototype Freevi Content Network												
	Launch Freevi Content Network												
Consultant & Client Mgmt Tools	Analytics report generator												
	Ad revenue reporting												
Prototype Secondary Panel Functions	FD Skype												
	FD Live Video												
	Dynamic Ad Delivery												
iPhone App for all show sites	iPhone App template for Entity Portals												
Develop video based Ads on FD Ad area	Develop video based Ads for Entity Portals deployment												
Revise Search Algorithm	Revise Search Algorithm												
Sync content Ads with search algorithm	Sync content Ads with search algorithm												
New feature to Flightdeck.tv - customize and deploy Flightdeck.tv	Full color customization												
	Style customization

Schedule B - Board resolution increasing the Authorized Common Voting Shares

SUNGAME CORP.

Resolution of Board of Directors

Held on: Thursday, 20December 2010

Effective Date:                                Friday, 3 December 2010

Whereas, Sungame Corp., Inc. a corporation organized and in good standing under the laws of the State of Delaware bearing a CIK № of 0001462506 (“SGMZ”), had a meeting on Monday, 20 December 2010 of its Board of Directors to authorize the increase of the authorized common voting shares of Sungame Corp. to 300,000,000, post-effective of the reverse split.

Whereas, the effective date of the increase in authorized common voting shares shall be 10 January 2011;

NOW WHEREFORE, BE IT RESOLVED:

Resolved, that the common voting stock of Sungames Corp.  be increased to 300,000,000, post-reverse split, so that the authorized common voting shares will be 300,000,000 after the reverse split;

Resolved, that the announcement date shall be 10 January 2011 and the effective date shall be 13 January 2011.

NOW THEREFORE, the Directors hereby affirms the hereto:

Dated: Wilmington, Delaware
 Thursday, 20 December 2010

SUNGAME CORP.	SUNGAME CORP.

/s/ Guy Robert	/s/ Ranulf Goss
By: Guy Robert, CEO Chairman of the Board of Directors	By: Ranulf Goss, Director

Schedule C – CV of Raj Ponniah

March 2007 – Present Freevi Corp
General Manager of Operations
Oversaw all production and sales in the US territory. My tasks included but was not limited to the following

➢	Opening branch offices in different states according to market effectiveness.
➢	Negotiate and execute all real estate contracts for office spaces based on local market value and a current declining value market.
➢	Took a 45 employee 7000 sq office structure and streamlined it to a 10 employee 2000 sq office setup without compromising support or production
➢	Staffing and training all employees from administrative staff to production and sales.
➢	Setting and holding sales teams accountable to sales goals.
➢	Managing production teams to their scheduled projects.
➢	Holding weekly meeting with management staff to meet the needs of the company and keep to the direction its CEO is taking it.
➢	Created an infrastructure based on efficiency for flow of information.
➢	At its peak, I was responsible for over 250 employees.
➢	Departments that I was responsible for:
o	Accounting, Human Resources, Production, Sales, and Administrative

October 2006 – March 2007 People’s Choice Home Loans
Branch Manager
➢	Manage a team of 9 employees consisting of 8 loan officers and one processor
➢	Liable for the overall growth of the branch while maintaining high customer satisfaction and branch profitability
➢	Keeping abreast of product and guideline changes in an aggressively moving sub prime market
➢	Hire and train members of a sales team
➢	Creating a positive, efficient, and productive sales environment
➢	Second Voicing” all files to show consistency and a second line of support

December 2005 – October 2006 International Mortgage and Realty
Branch Manager
➢	Responsible for the overall production of a mortgage broker branch
➢	Manage 10 employees consisting of a processing manager, 4 Loan officers, 3 Real Estate Agents, 2 Administrators and 1 Receptionist
➢	Liable for the overall growth of the branch while maintaining high customer satisfaction and branch profitability
➢	Maintaining a strong relationship with Wholesale Lenders in order to judge industry
➢	changes and to insure special attention on files to ensure funding
➢	Hire and train members of a sales team

August 2005 – December 2005 Lending Tree
Mortgage Banking Manager
➢	Managed a team of 14 employees -12 Loan Officers and 2 Production Assistance
➢	Holding the team accountable for meeting and exceeding company and personal goals
➢	Regularly demonstrate the ability to know and use multi lender Sub Prime guidelines and underwriting policies to meet and exceed borrower need while maximizing company profit
➢	“Second Voicing” all files to show consistency and a second line of support for the client’s best interests and to confirm the sale
➢	Hire and train capable members of a sales team

Sep 2004– August 2005 Sea Breeze Financial
Senior Loan Officer / Manager in Training
➢	Responsible for creating and maintaining a strong client base
➢	Being in constant contact with clients while leading them through the loan process
➢	Hire and train capable members of a sales team
➢	Creating a positive, efficient, and productive sales environment

July 2003– August 2004 Aames Home Loans
Senior Loan Officer
➢	Responsible for creating and maintaining a strong client base
➢	Structuring loans to fit under Aames and State specific guidelines
➢	Hire and train capable members of a sales team
➢	Distributing and Management of Lending Tree Internet leads

October 1997– January 1999 CIE Group Inc.
General Manager
➢	Responsible for Sales Goal Attainment and fielding Tech Support calls
➢	Responsible for all support and maintenance billing
➢	Scheduling and conducting of sales meetings
➢	Providing on sight support for high profile clientele as-well-as establishing marketable pricing

Fullerton College
➢	Business Management

DeVry Institute of Technology
➢	Telecommunications major, transfer program
➢	Proficient in Microsoft programs such as Excel, Word, PowerPoint, Outlook, FrontPage, Adobe Photoshop, and Paint
➢	Ability to exercise empathy as well as being organized, taking a logical approach to work, and incorporating strong attention to detail
➢	Having the strong drive and passion for creativity, marketing, public relations, professional development, client building, and brand exposure
➢	Ability to execute the goals and responsibilities flawlessly
➢	Top three priorities when encountering any situation is my ability to brainstorm, research, and always think critically
➢	Outstanding negotiating and customer service skills